Exhibit 23.2
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements No. 333-149551, No. 333-148863, No. 333-148862, and No. 333-141793 on Form S-8, pertaining to the Enstar Group Limited Employee Share Purchase Plan, Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors, The Enstar Group, Inc. 1997 Omnibus Incentive Plan and The Enstar Group, Inc. 2001 Outside Directors Stock Option Plan, and Enstar Group Limited 2006 Equity Incentive Plan, our reports dated May 15, 2008, with respect to the financial statements of Gordian Runoff Limited as of and for the years ended December 31, 2007, 2006 and 2005 included in the Current Report on Form 8-K/A of Enstar Group Limited dated May 19, 2008 filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Sydney, Australia
May 15, 2008